EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-174277 and 333-176971) on Form S-1, (Nos. 333-190079 and 333-193752) on Form S-3, and (Nos. 333-121370, 333-121470, 333-124847, 333-139691, 333-144958, 333-150941, 333-159354, 333-167931, 333-168401, and 333-178223) on Form S-8 of YRC Worldwide Inc. of our reports dated February 20, 2015, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of YRC Worldwide Inc.

/s/ KPMG LLP

Kansas City, Missouri
February 20, 2015